As filed with the Securities and Exchange Commission on April 20, 2021

Registration No. 333-237335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

77-0481679

(I.R.S. Employer Identification Number)

Victoria Place, 5th Floor

31 Victoria Street

Hamilton HM 10

Bermuda

(441) 294-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitchell Gaynor

Executive Vice President, Chief Legal Officer and Secretary

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 to Form S-3 relates to the Registration Statement on Form S-3 (File No.  333-237335) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 23, 2020 by Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell” or the “Registrant”), and as amended by the Registrant on August 28, 2020, registering the offer and sale of up to $588,146,311 in the aggregate of the securities covered by the Registration Statement in one or more offerings.

On April 20, 2021, pursuant to the Agreement and Plan of Merger and Reorganization, dated October 29, 2020, by and among Marvell, Marvell Technology, Inc., a Delaware corporation and a wholly owned subsidiary of Marvell (“MTI”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of MTI (“Bermuda Merger Sub”), Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI (“Delaware Merger Sub”), and Inphi Corporation, a Delaware corporation (“Inphi”), (i) Bermuda Merger Sub merged with and into Marvell (the “Bermuda Merger”), with Marvell continuing as a wholly owned subsidiary of MTI; and (ii) Delaware Merger Sub merged with and into Inphi (the “Delaware Merger” and, together with the Bermuda Merger, the “Mergers”), with Inphi continuing as a wholly owned subsidiary of MTI. Upon the consummation of the Mergers, each of Marvell and Inphi became wholly owned subsidiaries of MTI.

As a result of the Mergers, Marvell has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement which remain unsold as of April 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 20, 2021.

MARVELL TECHNOLOGY GROUP LTD.

By	/s/ JEAN HU
Jean Hu
Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.